Exhibit 99.5

Consent OF KEWAL HANDA

As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a Director Nominee in the Registration Statement on Form S-1 of Constellation Alpha Capital Corp. (the “Company”), originally filed on May 18, 2017, and any and all amendments thereto, registering securities for issuance in the Company’s initial public offering.

Dated: June 8, 2017

/s/ Kewal Handa
Kewal Handa